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                                                                    EXHIBIT 99.1

                             STOCK OPTION AGREEMENT



                  THIS AGREEMENT is made effective as of the 1st day of October, 1995.

BETWEEN:

                  FSA CORPORATION, a corporation incorporated under the laws of the Province of Alberta, having its head office in the City of Calgary, in the Province of Alberta (hereinafter called the "Corporation")

                                                               OF THE FIRST PART

                                     - AND -


                  ______________, of the City of Calgary, in the Province of Alberta (hereinafter called the "Optionee")

                                                              OF THE SECOND PART


                  WHEREAS the Optionee is an employee of the Corporation;

                  AND WHEREAS on October 1, 1995 the Corporation granted stock options to certain employees and consultants of the Corporation, including the Optionee;

                  AND WHEREAS by way of letter to such employees and consultants dated May 31, 1996, the Corporation set out the terms of such stock options;

                  AND WHEREAS the Corporation and the Optionee now wish to further clarify the terms and conditions of the stock option granted to the Optionee;

                  NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. Subject to the terms hereof, the Corporation confirms the grant to the Optionee of an irrevocable option (hereinafter called the "Option") to purchase up to and including 32,500 Class A Shares in the capital of the Corporation, based upon the share capitalization set forth in Section 2 below (hereinafter called the "Optioned Shares") at a price of $0.60 per share (the "Option Price"), prior to 4:30 p.m. (Calgary time) September 30, 2010 (hereinafter called the "Expiry Date"). On the Expiry Date, the Options shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the Option hereby granted has not then been exercised.
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         2.       The number of Optioned Shares purchasable under the terms of the Option is based upon a fully diluted share capitalization of the Corporation of 1,000,000 Class A Shares and Class A Share equivalents, including any vested and unvested options granted as of the date of this Agreement. For the purposes of the Option, "Class A Share equivalents" in respect of a share of the Corporation other than a Class A Share shall be calculated at any particular time as the fair market value of such share at that time (based upon its rights to assets of the Corporation upon liquidation) divided by the fair market value of a Class A Share at that time.

         3. The Corporation may from time to time, and in the event of a merger or acquisition of the Corporation as referred to in Section 10(c) shall, cause a subdivision of the then outstanding Class A Shares of the Corporation into an appropriate number of Class A Shares so that the fully diluted share capitalization as referred to in Section 2 above is maintained.

         4. Except as otherwise provided herein, the Option is exercisable, on a cumulative basis for the exercisable but unexercised portions of the Option, in accordance with the following schedule at the Option Price until the Expiry Date:

                                                    NUMBER OF CLASS A SHARES
           PERIOD COMMENCING                        WHICH MAY BE PURCHASED
           -----------------                        ------------------------

           October 1, 1995                                 12,500
           August 20, 1996                                  5,000
           February 20, 1997                                5,000
           August 20, 1997                                  5,000
           February 20, 1998                                5,000

         5. Upon a Triggering Event, the schedule for exercise referred to in Section 4 above shall be accelerated effective immediately prior to the occurrence of the Triggering Event such that the number of Optioned Shares exercisable at any particular date stated therein shall be multiplied by a factor of two, provided however that under no circumstances shall the total number of Optioned Shares exercisable under the terms of this Option exceed 32,500. For the purposes of this Section 5, a "Triggering Event" means either
(a) a change of control of the Corporation whereby any person (other than Daniel Freedman) acquires the legal right to acquire shares of the Corporation representing more than 50% of the voting shares of the Corporation or (b) the sale by the Corporation of all or substantially all of the assets of the Corporation or a decision by the directors or shareholders of the Corporation to liquidate, dissolve or wind-up the Corporation, or to merge, amalgamate, consolidate or absorb the Corporation with or into any other corporation.

         6. Upon the death of the Optionee prior to a termination of the Optionee's services to or position with the Corporation, the legal personal representative of the Optionee may exercise, in respect of any portion of the Option exercisable at the time of death, all or a portion of the Option then exercisable and not yet exercised, to acquire the Optioned Shares on

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or before either the date which is one year following the death of the Optionee or the Expiry Date, whichever is earlier.

         7. In the event of the termination of the Optionee's services to or position with the Corporation for any reason prior to the Expiry Date, other than by the death of the Optionee, the Optionee (or the personal representative of the Optionee in the event of the Optionee's death subsequent to such termination) may exercise, in respect of any portion of the Option exercisable at the time of such termination, all or a portion of the Option then exercisable and not yet exercised, to acquire the Optioned Shares on or before either the date which is 90 days following the date of such termination or the Expiry Date, whichever is earlier.

         8. Subject to the foregoing provisions, the Option shall be exercisable at any time and from time to time as aforesaid by the Optionee giving notice to the Corporation in writing specifying therein the number of Optioned Shares in respect of which the Option is being exercised, accompanied by payment in cash, certified cheque, bankers' draft or telegraphic transfer of funds payable at par in Calgary, Alberta in full payment of the purchase price for such number of Optioned Shares so specified therein.

                  Upon any exercise of the Option as aforesaid, the Corporation shall forthwith cause to be delivered to the Optionee, or the Optionee's legal personal representative or as is otherwise directed in the notice of exercise of the Option, within ten (10) days following the receipt by the Corporation of payment for the Optioned Shares, a certificate or certificates representing in the aggregate such number of Optioned Shares as the Optionee or the Optionee's legal representative shall have then paid for.

         9. Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and pay for any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised in the manner herein provided.

         10.      In the event of:

                  (a) any subdivision (other than a subdivision referred to in Section 3 above), redivision or change of the Class A Shares of the Corporation at any time prior to the Expiry Date into a greater number of Class A Shares, the Corporation shall deliver, at the time of any exercise thereafter of the Option, such additional number of shares in order to put the Optionee in the same position as if the exercise of the Option had been made prior to the date of such subdivision, redivision or change;

                  (b) any consolidation or change of the Class A Shares of the Corporation at any time prior to the Expiry Date into a lesser number of Class A Shares, the Corporation shall deliver, at the time of any exercise thereafter of the Option, such lesser number of shares in order to put the Optionee in the same position as if the exercise of the Option had been made prior to the date of such consolidation or change; and

                  (c) in the event of any merger or acquisition of the Corporation with or by another corporation or change of control of the corporation, this Option may be assumed,

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exchanged, substituted or replaced by the acquiror, survivor or successor corporation (or parent thereof) with a comparable option to purchase shares of the capital stock of the acquiror, survivor or successor corporation (or parent thereof). The determination of option comparability shall be made by the Corporation, and its determination shall be final, binding and conclusive.

         11. The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares, including any right to receive dividends or other distributions therefrom or thereon, other than in respect to Optioned Shares which the Optionee shall have exercised the Option to purchase hereunder and which the Optionee shall have actually taken up and paid for.

         12. The Option is, insofar as the Optionee is concerned, personal and non-assignable and neither this Agreement nor any rights in respect thereto shall be transferable or assignable except upon the death of the Optionee as provided for herein.

         13. Any notice required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered or given by registered mail, postage prepaid, addressed, if to the Optionee, to:

                  OPTIONEE
                  ______________________
                  ______________________
                  ______________________



and if to the Corporation, to:

                  FSA CORPORATION
                  1011 First Street S.W.
                  Suite 508
                  Calgary, Alberta
                  T2R 1J2

Any such notice delivered shall be deemed to be received on the date of delivery or, given by mail as aforesaid, shall be deemed to have been given on the fifth business day after the date of such mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

         14. Notwithstanding anything to the contrary in this Agreement, the Optionee hereby agrees that it will not exercise the Option, and that the Corporation will not be obliged to issue any Class A Shares hereunder, if the exercise of the Option or the issuance of the Class A Shares shall constitute a violation by the Optionee or the Corporation of any provision of any law or regulation or of any rule of any governmental authority or regulatory body. Any determination in this connection made by the Board of Directors of the Corporation shall be final, binding and conclusive. The Corporation shall in no event be obliged, by any act of the Optionee or otherwise, to issue, register or qualify for resale any securities issuable upon exercise of the Option pursuant to a prospectus or similar document or to take any other affirmative action in

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order to cause the exercise of the Option or the issuance or resale of the Class
A Shares issuable pursuant thereto to comply with any law or regulation or any rule of any governmental authority or regulatory body.

         15. Time shall be of the essence of this Agreement.

         16. This Agreement shall be governed and construed in accordance with the laws of the Province of Alberta.

         17. Except as provided, there are no options, subscriptions, warrants, calls, rights, commitments, plans, conversion or exchange rights or agreements of any character in favor of the Optionee to acquire securities of the Corporation.

         18. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements and undertakings, oral or written, between the parties hereto with respect to the subject matter hereof.

         19. This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Optionee and the Optionee's legal personal representative.

         20. The parties hereto covenant that they shall, from time to time and at all times hereafter, do and perform all such acts and things and execute all such deeds, documents and writings as may be required to give effect to the true intent of this Agreement.

         21. It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement and the parties are desirous of having the Board of Directors of the Corporation determine any such questions of interpretation, construction or enforcement. It is, therefore, understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement as to interpretation, construction or enforcement shall be referred to the Board of Directors of the Corporation and their majority decision shall be final and binding on both of the parties hereto.

                  IN WITNESS WHEREOF this Agreement has been executed by the parties on the ___ day of August 1996, to be effective as of the day and year first above written.

                                                     FSA CORPORATION



                                                     By: _______________________



______________________________                       ___________________________
WITNESS                                              OPTIONEE


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